Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TOWER INTERNATIONAL, INC.

ARTICLE I

NAME

The name of the corporation is Tower International, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is four hundred million (400,000,000) shares, which shall be divided in two classes as follows: three hundred fifty million (350,000,000) shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and fifty million (50,000,000) shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).

Section 4.1. The powers, preferences, privileges and rights, and the qualifications, limitations and restrictions thereof, of the shares of Common Stock are as follows.

(a) Dividends. Subject to the rights of any holders of any series of Preferred Stock which may have from time to time come into existence and which are then outstanding, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board of Directors. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

(b) Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(c) Voting. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and which are then outstanding, each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder.

Section 4.2. The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors, each such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, powers, preferences, qualifications, limitations, restrictions, and special or relative rights (if any) of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly vested with authority to fix by resolution the designations, powers, preferences, qualifications, limitations, restrictions and special or relative rights (if any) of the Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate (or method of determining such rate) payable, if any, to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends, if any, on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto; and

(i) whether or not the holders of the shares of such series shall have voting rights and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of either the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors (other than those directors elected by holders of any series of Preferred Stock) shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the initial term of office of directors shall be as follows:

(i) Class I shall expire at the first annual meeting of stockholders held after the effectiveness of this Section 5.1;

(ii) Class II shall expire at the second annual meeting of stockholders held after the effectiveness of this Section 5.1; and

(iii) Class III shall expire at the third annual meeting of stockholders held after the effectiveness of this Section 5.1.

The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III.

Section 5.2. Subject to the rights of any holder of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be the number from time to time fixed by resolution of the Board (which number shall not be less than three (3) nor more than fifteen (15)); provided that, from the date on which shares of Common Stock are first issued to Tower International Holdings, LLC (the “Initial Date”) until the first date (the “50% Trigger Date”) on which Tower International Holdings, LLC, its Affiliates (as used throughout this Certificate of Incorporation (other than in Article X), the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, on the date this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware) or any person who is an express assignee or designee of Tower International Holdings, LLC in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) cease to beneficially own (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, on the date this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware), in the aggregate, at least 50% of the outstanding shares of Common Stock, such number of directors so fixed in such resolutions of the Board may be changed, by resolution, by stockholders having the right to vote at least 50% in voting power of the outstanding Voting Stock (as defined herein), voting together as a single class. When the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned among the classes so as to make all classes nearly as equal in number as possible. Prior to the 50% Trigger Date, to the extent the total number of authorized directors is decreased, stockholders having the right to vote at least 50% in voting power of the outstanding Voting Stock, voting together as a single class, may, to the extent necessary, remove, with or without cause, such number of incumbent directors as may be necessary to reduce the total number of directors to the authorized number. From and after the 50% Trigger Date, no decrease in the total number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director. The directors of the Corporation need not be stockholders.

Section 5.3. Prior to the 50% Trigger Date, any director may be designated for removal and removed from office at any time, with or without cause, by stockholders having the right to vote at least 50% in voting power of the outstanding Voting Stock, voting together as a single class. From and after the 50% Trigger Date, any director may be removed from office at any time, but only with cause and only if approved (1) by the affirmative vote of stockholders having the right to vote at least two-thirds ( 2/3) in voting power of the outstanding Voting Stock, voting together as a single class, or (2) if the Board of Directors recommends to the stockholders removal of a director for cause, by the affirmative vote of stockholders having the right to vote at least a majority in voting power of the outstanding Voting Stock, voting together as a single class.

Section 5.4. In the event that one or more directors is designated for removal from office pursuant to the first sentence of Section 5.3 hereof (any such director so designated, a “Designated Director”, and the effective time of any such designation, the “Designation Time”), then, immediately following such Designation Time and without any further action required on the part of the Board of Directors, a special committee of the Board of Directors (the “Special Committee”) shall be constituted. Notwithstanding anything in the Bylaws of the Corporation to the contrary, all of the members of the Board of Directors at the applicable Designation Time, other than any Designated Director, shall be the only members of the Special Committee. Except as prohibited by Section 4.2 of the Bylaws of the Corporation, the Special Committee shall exercise all the powers and authority of the Board of Directors that have not, prior to the Designation Time, been otherwise delegated by the Board of Directors to another committee of the Board. The Special Committee shall retain such power and authority until such time as each Designated Director is no longer a member of the Board of Directors and following such time the Special Committee shall cease to exist and all power and authority delegated to it shall be held by the Board of Directors. For the avoidance of doubt, a Special Committee may be subsequently reconstituted upon the occurrence of a subsequent Designation Time.

Section 5.5. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation. Except with respect to provisions of the Bylaws of the Corporation that prohibit the retroactive modification of indemnification rights, (i) prior to the 50% Trigger Date, stockholders having the right to vote at least 50% in voting power of the outstanding Voting Stock, voting together as a single class, may also alter or repeal the Bylaws of the Corporation, in whole or in part, and (ii) from and after the 50% Trigger Date, the Bylaws of the Corporation may be altered or repealed, in whole or in part, by the affirmative vote of stockholders having the right to vote at least two-thirds ( 2/3) in voting power of the outstanding Voting Stock, voting together as a single class.

ARTICLE VII

LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derives an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the laws of the State of Delaware are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then permitted. No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE VIII

ACTION BY STOCKHOLDERS

From the Initial Date until the first date (the “33- 1/3% Trigger Date”) that Tower International Holdings, LLC, its Affiliates or any person who is an express assignee or designee of Tower International Holdings, LLC in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) cease to beneficially own (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, on the date this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware), in the aggregate, at least 33- 1/3% of the outstanding shares of Common Stock, with respect to any class of capital stock:

(a) any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders having the right to vote not less than the minimum in voting power of the outstanding Voting Stock, voting together as a single class, that would be necessary to be voted to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted; and

(b) special meetings of the stockholders of the Corporation may be called by (i) the Chairman of the Board or (ii) the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors, or (iii) any Large Stockholder (as defined below) or any director who is employed by such a Large Stockholder.

From and after the 33- 1/3% Trigger Date, with respect to any class of its capital stock:

(a) no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting;

(b) the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; and

(c) special meetings of the stockholders of the Corporation may be called only by (i) the Chairman of the Board or (ii) the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors.

Prior to the 33- 1 /3% Trigger Date, nominations and stockholders’ proposals by Tower International Holdings, LLC, its Affiliates or any person who is an express assignee or designee of Tower International Holdings, LLC in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) (such persons, other than the Company and its Subsidiaries, are referred to herein, collectively, as the “Large Stockholders”) shall not be subject to any advance notice or similar procedures that may be set forth from time to time in the Bylaws of the Corporation, including without limitation the provisions of Sections 2.10 and 2.11 of the Bylaws of the Corporation.

ARTICLE IX

BUSINESS COMBINATIONS

Section 9.1. The Company elects not to be governed by the provisions of Section 203 of the DGCL.

Section 9.2. From and after the 50% Trigger Date, unless a Business Combination shall be approved by the affirmative vote of stockholders having the right to vote at least two-thirds ( 2/3) in voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class, or by a majority of the Disinterested Directors then serving on the Board of Directors, then all six of the conditions specified in the following clauses (a) through (f) shall be required to be met in order for the Corporation to engage in such Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Certificate of Incorporation or any resolution or resolutions of the Board of Directors or in any agreement with any national securities exchange or otherwise.

(a) the Business Combination shall provide for consideration to be received by holders of Common Stock in exchange for all their shares of Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following: (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher;

(b) if the transaction constituting the Business Combination shall provide for consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock): (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher;

(c) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Stock which are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by it;

(d) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on the Preferred Stock or any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (B) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder;

(e) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

(f) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 9.3. For the purposes of this Article IX:

(a) The term “Business Combination” as used in this Article IX shall mean:

(i) any merger or consolidation of the Corporation with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of (A) all or substantially all the assets of the Corporation or (B) assets of the Corporation or any of its Subsidiaries representing in the aggregate more than seventy-five percent (75%) of the total value of the assets of the Corporation and its consolidated Subsidiaries as reflected on the most recent consolidated balance sheet of the Corporation and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles then in effect;

(iii) (A) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or of any Subsidiary having an aggregate Fair Market Value of $100,000,000 or more, but less than the amount referred to in clause (B) of paragraph (ii) of this Section 9.3, or (B) any merger or consolidation of any Subsidiary of the Corporation having assets with an aggregate Fair Market Value of $100,000,000 or more in a transaction not covered by paragraph (ii) of this Section 9.3 with (x) any Interested Stockholder or (y) any other entity (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

(iv) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $100,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder or such Affiliate or Associate from the Corporation or a Subsidiary; or

(v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder.

(b) A “person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity.

(c) “Interested Stockholder” shall mean any person (other than the Corporation, any Subsidiary, Tower International Holdings, LLC, and/or its direct and indirect equity holders, or any of their Affiliates) who or which:

(i) is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding shares of Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding shares of Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (the “1933 Act”) and not pursuant to Rule 144 promulgated under the 1933 Act.

(d) A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(e) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (c) of this Section 9.3, the number of shares of Voting Sock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (d) of this Section 9.3 but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(f) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, on the date this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

(g) “Subsidiary” shall mean a corporation or other entity of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

(h) “Disinterested Director” means any member of the Board of Directors who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder. The term “Disinterested Director” also includes any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(i) “Fair Market Value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any registered securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question is determined by a majority of the Disinterested Directors in good faith.

(j) “Announcement Date” means the date of first public announcement of the proposed Business Combination.

(k) “Determination Date” means the date on which the Interested Stockholder became an Interested Stockholder.

Section 9.4. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of Section 9.2 have been met with respect to any

Business Combination, and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, (i) an aggregate Fair Market Value of $100,000,000 or more or (ii) represent in the aggregate more than seventy-five (75%) of the total value of the assets of the Corporation and its consolidated Subsidiaries as reflected on the most recent consolidated balance sheet of the Corporation and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles then in effect; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article IX.

Section 9.5. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE X

COMPETITION AND CORPORATE OPPORTUNITIES

Section 10.1. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Cerberus Capital Management, L.P. and the funds, accounts and management and other entities affiliated with Cerberus Capital Management, L.P. (collectively, “Cerberus”) and the Affiliates (as defined below) of Cerberus may serve as directors, officers or agents of the Corporation, (ii) Cerberus and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve Cerberus, the Non-Employee Directors and/or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 10.2. None of (i) Cerberus or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”), shall, to the fullest extent permitted by the DGCL, have any duty to refrain from directly or indirectly (x) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified

Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.3. Subject to Section 10.3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

Section 10.3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 10.2 shall not apply to any such corporate opportunity.

Section 10.4. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 10.5. For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of Cerberus, any Person that, directly or indirectly, is controlled by Cerberus, controls Cerberus or is under common control with Ceberus and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 10.6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

SEVERABILITY

In the event that all, some or any part of any provision contained in this Certificate of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of this Certificate of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of this Certificate of Incorporation.

ARTICLE XII

AMENDMENT

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of stockholders having the right to vote a majority in voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with (collectively, “Amend”) this Certificate of Incorporation, except that, from and after the 50% Trigger Date, the affirmative vote of stockholders having the right vote at least two-thirds ( 2/3) in voting power of the outstanding Voting Stock, voting together as a single class, shall be required to Amend Sections 5.1, 5.2, 5.3, 9.2, 9.3, 9.4 or 9.5, or Article VIII, Article X or this Article XII, of this Certificate of Incorporation.

ARTICLE XIII

Section 13.1. The incorporator of the corporation is Peter H. Ehrenberg, whose mailing address is c/o Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed on this      day of             , 2010.

Peter H. Ehrenberg
Incorporator

[Signature Page to Certificate of Incorporation of Tower International, Inc.]